EXHIBIT 99.1

[LOGO]  CBS CORPORATION
51 WEST 52 STREET
NEW YORK, NEW YORK 10019-6188



             SHAREHOLDERS APPROVE VIACOM/CBS MERGER


New York, N.Y., December 29, 1999 - Shareholders of Viacom Inc. (NYSE: VIA, VIA.B) and CBS Corporation (NYSE: CBS) today overwhelmingly approved the merger of the two companies. Holders of Viacom A shares were solicited for written consent of the merger; approximately 99.7% of the shares responding approved the transaction. Approximately 98.7% of the votes cast by CBS shareholders were in favor of the merger. The transaction, which is expected to close at the end of the first quarter or early in the second quarter of 2000, remains subject to Federal Communications Commission and Department of Justice review.

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Contact:
--------

Carl Folta (Viacom)           Gil Schwartz (CBS)
(212) 258-6352                (212) 975-2121

Susan Duffy (Viacom)          Dana McClintock (CBS)
(212) 258-6347                (212) 975-1077